Exhibit D

                      SERIES B CONVERTIBLE PREFERRED STOCK
                               PURCHASE AGREEMENT

                                SURGILIGHT, INC.

                           Dated as of August 20, 2007


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      This SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (this
"Agreement"), dated as of April 20, 2007 between SurgiLight, Inc., a Florida corporation (the "Company") and GEM SurgiLight Investors, LLC, a New York limited liability company ("Purchaser").

                                   WITNESSETH

      WHEREAS, the Purchaser has undertaken to provide up to an aggregate of $3,000,000 in the Company, of which (i) $500,000 shall be invested in exchange for 10,000,000_ shares of Series B Convertible Preferred Stock (the "Preferred Shares"), the terms of which are evidenced by Articles of Amendment of the Company in the form attached hereto as Exhibit I (the "Certificate of Amendment") and (ii) $2,500,000 shall be in the form of a secured line of credit (the "Line of Credit") to be evidenced by a Loan and Security Agreement dated of even date herewith and attached hereto as Exhibit II (the "Loan Agreement"); and

      WHEREAS, the Company has agreed to effect the registration of the shares of common stock of the Company issuable upon conversion of the Preferred Shares pursuant to a Registration Rights Agreement in the form attached hereto as
Exhibit III (the "Registration Rights Agreement"); and

      WHEREAS, contemporaneously with the execution and Closing (as defined herein) of this Agreement, the principal officers of the Company shall resign as officers and directors, however, Colette Cozean, the Company's CEO and Chairwoman shall execute an agreement to provide consulting services to the Company on an as needed basis, in accordance with the Consulting Agreement in the form attached hereto as Exhibit IV (the "Cozean Consulting Agreement"); and

      WHEREAS, contemporaneously with the execution and Closing of this Agreement, Stuart Michelson shall execute a repayment agreement regarding certain financial obligations of the Company owed to him in the form attached hereto as Exhibit V; and

      WHEREAS, the Company and Purchaser wish to set forth their agreement as to the terms and conditions of the purchase and sale of the Preferred Shares (the "Investment").

      NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

                                   SECTION 1.
                                   DEFINITIONS

      As used in this Agreement, capitalized terms shall have the respective meanings set forth below or in the Section of this Agreement referred to below:

      Affiliate shall mean, as to any Person, any other Person (other than a subsidiary) (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person of the first part, (b) which beneficially owns or holds five percent (5%) or more of any class of the voting stock of such Person of the first part or (c)

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five percent (5%) or more of the voting stock (or in the case of a Person which is not a corporation, five percent (5%) or more of the equity interests) of which is beneficially owned or held by such Person of the first part or one of its subsidiaries. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      Agreement shall have the meaning set forth in the Preamble hereof.

      Budget shall have the meaning set forth in Section 6.22(a).

      Business Day shall mean any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is closed or on which commercial banks located in New York City are required or authorized by law to close.

      Bylaws shall mean the bylaws of the Company.

      Capital Stock shall mean (a) as to any Person that is a corporation (i) the authorized shares of such Person's capital stock, including all classes of common, preferred, voting and nonvoting capital stock of such Person, (ii) any rights, options or warrants to purchase any capital stock (including all classes of common, preferred, voting and nonvoting capital stock) of such Person, and
(iii) securities of any type whatsoever that are, or may become, convertible into or exercisable or exchangeable for, or that carry or may carry rights to subscribe for, any capital stock (including all classes of common, preferred, voting and nonvoting capital stock) of such Person, including options and warrants; and (b) as to any Person that is not a corporation or an individual
(i) the ownership interests in such Person (however evidenced), including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person and (ii) any rights, options, warrants or securities of any type whatsoever that are, or may become, convertible into or exercisable or exchangeable for, or that carry or may carry rights to subscribe for, any such ownership interests in such Person, including options and warrants.

      Certificate of Incorporation shall mean the Certificate of Incorporation of the Company as filed with the Florida Secretary of State, as amended to date.

      Closing shall have the meaning set forth in Section 3.1.

      Closing Date shall have the meaning set forth in Section 3.1.

      Code shall mean the Internal Revenue Code of 1986, as amended.

      Common Stock shall mean (a) all classes of the common stock of the Company, (b) any other Capital Stock of the Company, however designated, authorized on or after the date hereof, which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company and (c) any other securities into which or for which any of the securities described in clause (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, consolidation, sale of assets or other similar transaction.


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      Commission shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

      Company shall have the meaning set forth in the Preamble hereof.

      Company Affiliate shall mean an Affiliate of the Company.

      Company Intellectual Property shall mean all Intellectual Property that is owned or held by or on behalf of the Company or that is being, or has been, used, or is currently under development for use, in the business of the Company as it has been, is currently or is currently planned to be conducted.

      Competitor shall mean a Person conducting operations or providing services, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in the business of the Company.

      Consulting Agreement shall mean the agreement between the Company and Colette Cozean ("Cozean") to provide consulting services to the Company, including, but not limited to securing certain approvals from the Food and Drug Administration (the "FDA") in the form attached hereto as Exhibit IV.

      Conversion Shares shall mean, at any time, shares of Common Stock (i) issued and then outstanding upon conversion of the Preferred Shares and (ii) issued and then outstanding or issuable in respect of the Common Stock referred to in clauses (i) of this definition upon any stock split, stock dividend, recapitalization or similar event.

      Debt as to any Person at any time, shall mean: (a) all indebtedness, liabilities and obligations of such Person for borrowed money; (b) all indebtedness, liabilities and obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are (i) not past due by more than 90 days or (ii) being disputed in good faith by the Company; (c) all capital lease obligations of such Person; (d) all indebtedness, liabilities and obligations of others guaranteed by such Person; (e) all indebtedness, liabilities and obligations secured by a Lien existing on Property owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by such Person or are non recourse to such Person; (f) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments; and (g) all indebtedness, liabilities and obligations of such Person to redeem or retire shares of capital stock of such Person.

      Director Consent shall have the meaning specified in Section 7.3 hereof.

      Disclosure Documents shall mean all SEC Documents filed by the Company at least three (3) Business Days prior to the Execution Date.

      DTC shall have the meaning set forth in Section 6.10

      ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

      Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time.


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      GAAP shall mean generally accepted accounting principles of the United
States of America, consistently applied.

      Governmental Authority shall mean any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any stock exchange, securities market or self-regulatory organization.

      Governmental Requirement shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, license or other directive or requirement of any federal, state, county, municipal, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them.

      Incumbent Directors shall mean Daniel Valente and one other Director.

      Intellectual Property shall mean all tangible or intangible proprietary information and materials, including without limitation:

      (a) (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all resistances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all works of authorship and copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (vi) all software and firmware (including data, databases and related documentation) and (vii) all rights appurtenant to any of the foregoing;

      (b) all documents, records and files relating to, and tangible embodiments of, all intellectual property described in clause (a) above; and

      (c) all licenses, agreements and other rights in any third party product or any third party intellectual property described in clause (a) above, other than any "off the shelf' third party software or related intellectual property.

      Investment Documents shall mean this Agreement, the Loan Agreement, the Registration Rights Agreement, the Consulting Agreement, the Repayment Agreement and all other documents executed in connection with the transactions contemplated hereunder all in the respective forms thereof as executed and as amended from time to time.

      Investment shall have the meaning set forth in the Recitals hereof.

      Key Employees shall mean each executive-level employee as well as each employee whose annual salary equals or exceeds $100,000.


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      Lien shall mean with respect to any Property, any mortgage or mortgages, pledge, hypothecation, assignment, deposit arrangement, security interest, tax lien, financing statement, pledge, charge, or other lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

      Loan Agreement shall have the meaning set forth in the Preamble hereof.

      Material Adverse Effect shall mean any change, occurrence or event that has had or could reasonably be expected to have a material adverse effect on the business, properties, operations, prospects, assets, liabilities or condition (financial or otherwise) or operating results of the Company and its Subsidiaries, if any, taken as a whole.

      Material Contracts shall mean, as to the Company, any agreement required to be filed as an exhibit to any report, schedule, registration statement or definitive proxy statement filed or required to be filed by the Company under the Exchange Act or the Securities Act.

      NASD shall mean the National Association of Securities Dealers, Inc.

      Pari Passu Securities shall mean any securities ranking by their terms pari passu with the Preferred Stock in respect of payment of dividends, redemption or distribution upon liquidation.

      Permitted Debt shall mean the following:

(a)   the Line of Credit;

(b) Debt that is outstanding on the Closing Date as disclosed on Schedule I hereto.

      Permitted Lien shall mean (i) liens securing the payment of taxes, and other government charges, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, (ii) restrictions, easements, and minor irregularities in title which do not and will not interfere with the occupation, use and enjoyment of the properties of the Company in the normal course of business as presently conducted or materially impair the value of such assets for the purpose of such business, (iii) liens imposed by laws, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' liens and other similar liens, securing obligations incurred in the ordinary course of business which are not past due for more than sixty (60) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, (iv) liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of indebtedness), leases (to the extent permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business (v) the UCC-financing statement filed by Cozean and Stuart Michelson, the Company's Chief Financial Officer ("Michelson") for aggregate indebtedness of $1,111,076, (vi) the UCC financing statement filed by KMOB for aggregate indebtedness of $420,000, (vii) the UCC-financing statement filed by GEM Ventures Ltd. with the Florida Secretary of State on December 28, 2006 and (vi) the UCC-1 financing statements to be filed to secure the Line of Credit.


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

      Person shall mean any individual, corporation, limited liability company, association, partnership, limited partnership, trust or estate, or government (or any agency or political subdivision thereof), or any other entity.

      Preferred Shares shall have the meaning set forth in the Recitals hereto.

      Preferred Stock shall mean (a) the Series B Preferred Stock, (b) all other classes and series of the preferred stock of the Company however designated, authorized on or after the date hereof, which shall be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company and (c) any other securities into which or for which any of the securities described in clause (a), or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, consolidation, sale of assets or other similar transaction.

      Property shall mean property and/or assets of all kinds, whether real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto).

      Publicly Available Software shall mean each of (a) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or pursuant to similar licensing and distribution models, and (b) any software that requires as a condition of use, modification, or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no or minimal charge.

      Purchaser's Directors shall mean the two (2) Directors, chosen by Purchaser, appointed to the Board of Directors.

      Registration Rights Agreement has the meaning specified in the Recitals hereof.

      Registrable Securities shall have the meaning set forth in the Registration Rights Agreement.

      Related Party shall mean (i) any officer, director or Key Employee of the Company, (ii) any holder of five percent (5%) or more of any class of Capital Stock of the Company, (iii) any member of the immediate family of any such officer, director, employee or shareholder or (iv) any entity controlled by any such officer, director, employee or shareholder or a member of the immediate family of any such officer, director, employee or shareholder.

      Repayment Agreement has the meaning specified in the Recitals hereof.

      Reserved Amount shall have the meaning specified in Section 6.3 hereof.

      Rule 144 means Rule 144 under the Securities Act, or any successor provision.

      SEC Documents shall have the meaning specified in Section 4.5 hereof.

      Securities shall mean the Preferred Shares and the Conversion Shares collectively.

      Securities Act shall mean the Securities Act of 1933, as amended from time to time.

      Senior Securities shall mean (i) any Debt issued or assumed by the Company and (ii) any securities of the Company which by their terms have a preference over the Series B Preferred Stock in respect of payment of dividends, redemption or distribution upon liquidation.


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

      Series B Preferred Stock has the meaning set forth in the preamble hereof.

      Shares shall mean all shares of Capital Stock of the Company held by Purchaser, including, without limitation, all Preferred Shares and Conversion Shares.

      Subsequent Placement shall mean the issuance, sale, exchange, or agreement or obligation to issue, sell or exchange or reserve, or agreement to or set aside for issuance, sale or exchange, (i) any shares of Common Stock, (ii) any other equity security of the Company, including without limitation shares of preferred stock, (iii) any other security of the Company which by its terms is convertible into or exchangeable or exercisable for any equity security of the Company, or (iv) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such security described in the foregoing clauses (i) through (iii).

      Subsidiary shall mean, with respect to the Company, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (irrespective of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company or one or more of its Subsidiaries or by the Company and one or more of its Subsidiaries.

      Termination Date shall mean the date on which the earlier of the following shall occur (i) there are no Preferred Shares outstanding or (ii) the Line of Credit shall be terminated and there shall be no amounts due by the Company pursuant thereto.

      Transaction Expenses Loan shall mean the loan from the Purchaser to the Company to cover the expenses of the transactions contemplated by this Agreement and the Line of Credit, including, but not limited to, the reasonable attorney's fees of Purchaser's counsel.

                                   SECTION 2.
                        AUTHORIZATION: PURCHASE AND SALE

      2.1. Authorization. The Company has authorized the issuance of the Preferred Shares to Purchaser, such shares having the designation, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions set forth in the Articles of Amendment

      2.2. Sale and Purchase of the Preferred Shares.

      (a) The Company shall adopt and file with the Secretary of State of the State of Florida on or before the Closing the Articles of Amendment in the form attached hereto as Exhibit I.

      (b) Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, the Company hereby agrees to issue and sell to Purchaser, and Purchaser hereby agrees to purchase, at a price per share of $.05, from the Company at the Closing, 5,000,000 Preferred Shares.


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

                                   SECTION 3.
                          CLOSING, PAYMENT AND DELIVERY

      3.1. Closing Date. The closing of the purchase and sale of the Preferred Shares hereunder in the amounts set forth in Section 2.2(b) hereof (the "Closing") shall take place remotely via the exchange of documents and signatures, on such place and time as shall have been agreed to by the Company and Purchaser. The Closing will be deemed to occur when (A) this Agreement and the other Investment Documents have been executed and delivered by the Company and by Purchaser, (B) each of the conditions to the Closing described in Sections 6 and 7 hereof has been satisfied or waived by the Company or Purchaser, as appropriate, (C) Purchaser will pay the purchase price therefor to the Company by wire transfer and (D) the Company shall have delivered a duly executed certificate representing the Preferred Shares being purchased by Purchaser. The date on which the Closing occurs is referred to herein as the ("Closing Date.")

                                   SECTION 4.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as expressly set forth on Schedule I, the Company hereby makes the following representations and warranties to Purchaser.

      4.1 Organization and Standing; Amended Certificate and Bylaws.

      (a) The Company was incorporated under the laws of the State of Florida on December 5, 2001.

      (b) Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power to own the properties owned by it and to conduct the business as it is being conducted by it. Each of the Company and each of its Subsidiaries is duly qualified and registered to do business in and is in good standing in every state in which the Property owned by it or the nature of its activities requires that it be so qualified and registered, except where the failure to be so qualified or registered would not reasonably be expect to have a Material Adverse Effect.

      (c) The Company has made available to Purchaser true, correct and complete copies of the Restated Certificate of Incorporation and Bylaws of the Company, and all amendments thereto through and including the Closing Date and copies of all Board of Directors, Committees of the Board, and shareholder meetings of the Company.

      4.2. Subsidiaries. The Subsidiaries are set forth in Schedule I. Except as otherwise set forth on Schedule I, the Company does not own of record or beneficially any Capital Stock or equity interest or investment in any other corporation, partnership, association or business entity, and, except as otherwise stated, each of the representations and warranties set forth in this
Section 4 is also made by the Company with respect to each such Subsidiary as if such Subsidiary were the "Company" and Schedule I shall apply to each such Subsidiary in the same manner as if such subsidiary were the "Company."


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

      4.3. Corporate Power. The Company has the requisite corporate power and authority to adopt and file the Articles of Amendment and perform its obligations thereunder and to enter into this Agreement and the other Investment Documents. The Company has the requisite corporate power and authority to sell and issue the Preferred Shares in accordance with the terms hereof and thereof. All corporate action on the part of the Company by its officers and directors necessary for the authorization, execution and delivery of, and the performance by the Company of its obligations under this Agreement and the other Investment Documents, and for the adoption and filing of the Articles of Amendment, has been taken prior to the Closing and no further consent or authorization of the Company, its Board of Directors and any Governmental Authority or organization (other than (i) such approval as may be required under the Securities Act and applicable state securities laws in respect of the Registration Rights Agreement and (ii) the filing of a Form D with the Commission and any applicable state securities departments as provided in Section 6.1 hereof,), or any other person or entity is required. The Board of Directors has determined, at a duly convened meeting or pursuant to a unanimous written consent, that the issuance and sale of the Securities, and the consummation of the transactions contemplated by this Agreement and the other Investment Documents (including without limitation the issuance of the Conversion Shares in accordance with the terms of the Preferred Shares), are in the best interests of the Company. The Company does not have any shareholder rights plan, "poison pill" or other anti-takeover plans or similar anti-takeover arrangements or provisions under its Certificate of Incorporation or Bylaws. The Director Consent (i) has been duly executed and delivered to the Company by holders of securities of the Company representing a majority of the voting power of the Company's outstanding securities, (ii) constitutes the valid and binding action of the Board of Directors of the Company and (iii) has not been amended or superseded.

      4.4. Authorization.

      (a) This Agreement and the other Investment Documents are each a valid and binding obligation of the Company, enforceable in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, now or hereafter in effect, relating to or affecting the rights, powers, privileges, remedies or interests of creditors generally, (ii) rules or principles of equity affecting enforcement of obligations generally, whether at law, in equity or otherwise or (iii) the exercise of the discretionary powers of any court or other authority before which a proceeding may be brought seeking equitable remedies, including, without limitation, specific performance and injunctive relief. The execution and delivery by the Company of this Agreement and the other Investment Documents and compliance herewith and therewith, and the issuance and sale of Securities will not with or without notice or the passage of time or both result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under any provision of, any Governmental Requirement applicable to the Company or any of its Subsidiaries, the Company's Certificate of Incorporation (both before and after giving effect to the Articles of Amendment) or Bylaws, as amended, or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which the Company is a party or by which it or any of its Property is bound, or may be affected, or result in the creation of a Lien upon any of the Properties or assets of the Company pursuant to any such term or give to any other Person the right to accelerate the time for performance of any obligation of the Company, which in any case


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

will have a Material Adverse Effect. No shareholder has any preemptive rights or rights of first refusal by reason of or in connection with the issuance of Securities.

      (b) The issuance, sale and delivery of the Preferred Shares by the Company have been duly authorized by all requisite corporate action of the Company, and when so issued, sold and delivered and paid for as contemplated by this Agreement, each Preferred Share will be validly issued and outstanding, fully paid and nonassessable, free and clear of any Liens imposed by or through the Company and when so issued, sold and delivered and paid for as contemplated by this Agreement, the Conversion Shares will be validly issued and outstanding, fully paid and nonassessable, free and clear of any Liens imposed by or through the Company.

      4.5. SEC Documents; Agreements; Financial Statements; Other Information. The Company is subject to the reporting requirements of the Exchange Act and, except as disclosed on Schedule I, has timely filed (subject to any permitted extensions for which the Company has timely filed) with the Commission all reports, schedules, registration statements and definitive proxy statements that the Company was required to file with the Commission on or after December 31, 2006 (collectively, the "SEC Documents"). The Company is not aware of any event occurring or expected to occur on or prior to the Closing Date (other than the transactions effected hereby) that would require the filing of, or with respect to which the Company intends to file, a Current Report on Form 8-K after the Closing. Each SEC Document, as of the date of the filing thereof with the Commission, complied in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and the rules and regulations promulgated thereunder and, as of the date of such filing (or if amended or superseded by a filing prior to the Execution Date, then on the date of such amending or superseding filing), such SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as described on Schedule I, all documents required to be filed as exhibits to the SEC Documents have been filed as required. Except as set forth on Schedule I, the Company has no liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business which, under GAAP, are not required to be reflected in the financial statements included in the SEC Documents and which, individually or in the aggregate, are not material to the consolidated business or financial condition of the Company and its Subsidiaries taken as a whole. The financial statements included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. The financial statements included in the SEC Documents have been prepared in accordance with GAAP consistently applied at the times and during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

      4.6. Capitalization.


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

      (a) Schedule II contains a true and correct list of all Capital Stock and securities (including outstanding warrants, options, agreements, convertible securities or other commitments to which the Company is or may become obligated to issue any shares of its Capital Stock or other securities) of the Company (including the amounts thereof) outstanding immediately prior to the Initial Closing, and the holders of any interest in such Capital Stock and securities. Upon the Closing, the Company's authorized Capital Stock will consist of (i) 60,000,000 shares of Common Stock, of $.0001 par value each, of which 55,721,808 shares will be issued and outstanding on the date hereof and (ii) 10,000,000 shares of preferred stock, all of which shall be classified Series B Preferred Stock, of $.0001 par value each, and 5,000,000 of which, upon the Closing will be issued and outstanding. Upon consummation of the Closing, all issued and outstanding shares of Capital Stock of the Company will have been duly authorized and validly issued, will be fully paid and nonassessable, will be owned of record and to the knowledge of the Company beneficially by the shareholders and in the amounts set forth in Schedule II and, assuming the accuracy of the representations and warranties of Purchaser in Section 5 of this Agreement, will have been offered, issued, sold and delivered by the Company in compliance with applicable federal and state securities laws. Except as set forth in Schedule II, immediately prior to the Closing there were, and upon the Closing there will be, no preemptive or similar rights to purchase or otherwise acquire shares of Capital Stock of the Company pursuant to any provision of law, the Certificate of Incorporation, Articles of Amendment or Bylaws of the Company, or any agreement to which the Company is a party, or to the Company's knowledge otherwise; there was, and upon the Initial Closing there will be, no agreement, restriction or encumbrance to which the Company is a party with respect to the sale or voting of any shares of the Company's Capital Stock (whether outstanding or issuable upon conversion or exercise or outstanding securities), except as contemplated by this Agreement, the Amended Certificate and the Investment Documents. To the Company's knowledge, no holder of Common Stock has granted any option or other right to purchase from such shareholder any interest in any share of Common Stock. The Company does not hold any shares of its Capital Stock in its treasury. No convertible securities or debt instrument, options or warrants permit the purchase of shares of capital stock through the exercise of any cashless exercise provisions. None of the shares of Common Stock issuable (i) upon the exercise of any options or warrants, (ii) the conversion of such convertible securities or debt instruments or (iii) pursuant to any obligation of the Company to otherwise issue any shares of Common Stock, either because the Company has insufficient authorized but unissued shares of Common Stock or otherwise, have been registered under the Securities Act of 1933 or are entitled to registration rights.

      4.7. Contracts. Schedule I contains a list of all Material Contracts of the Company. A copy of each of the Material Contracts has been made available to Purchaser. No event has occurred and no condition exists which with notice or the passage of time or both would constitute a material default under any such Material Contract. To the Company's knowledge, no party to any such Material Contract has threatened to terminate or has any intentions of terminating its obligations thereunder.

      4.8. Financial Information/Taxes.

      (a) The financial condition of the Company and each of its Subsidiaries is, in all material respects, as described in the Disclosure Documents, except for changes in the ordinary course of business and normal year-end adjustments that are not, in the aggregate, materially adverse to the consolidated business or financial condition of the Company and its Subsidiaries taken as a whole. Except as otherwise described on Schedule I, since September 30, 2006, there has occurred no (i) material adverse change to the Company's business, operations, properties, financial condition, or results of operations or (ii) change by the Company in its accounting principles, policies and methods except as required by changes in GAAP or applicable law.

      (b) The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (subject to any extensions for which the Company or its Subsidiary (as the case my be) has timely filed) all tax returns required to be filed by it and such returns are complete and accurate in all material respects and (ii) have paid all taxes required to have been paid by it, except for taxes which it reasonably disputes in good faith or the failure of which to pay has not had or would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any liability with respect to accrued taxes in excess of the amounts that are described as accrued in the Disclosure Documents.

      (c) Except as described on Schedule I, neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Company's knowledge, threatened inquiry, investigation or administrative or legal proceeding by the Internal Revenue Service, the taxing authorities of any state or local jurisdiction, the Commission, any state securities commission or other Governmental Authority.

      (d) There are no Liens on the assets of the Company for unpaid taxes, except for Liens relating to taxes that are not yet due and payable.

      (e) The Company has established adequate reserves for all taxes accrued but not yet payable to the extent required by GAAP.

      (f) The Company (i) is not a party to or bound by any tax allocation or tax sharing agreement or has any current or potential obligation to indemnify any other Person with respect to taxes; (ii) is not required to make any adjustments under Section 481(a) of the Code by reason of a change in accounting method which affects any taxable year ending after the Closing Date, or has any application pending to effect such a change of accounting method; and (iii) is not obligated to make any payments and is not a party to any agreement that could make it obligated to make payments, which will not be deductible under
Section 280G of the Code.

      (g) Except as may be disclosed in the Disclosure Documents, the Company is not a guarantor or indemnitor of any indebtedness of any other Person.

      (h) To the Company's knowledge, there is no liability of any tax to be imposed upon its Properties or assets as of the Closing Date that is not adequately provided for.

      For purposes of this Section, "tax" or "taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

      4.9. Absence of Certain Changes. Except as provided in Schedule I and except for transactions in the ordinary course of business, since September 30, 2006, the Company has not:

      (a) issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;

      (b) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business since inception;

      (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

      (d) declared or made any payment or distribution of cash or other Property to stockholders with respect to its Capital Stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its Capital Stock;

      (e) mortgaged or pledged any of its assets, tangible or intangible, or subjected them to any liens, charge or other encumbrance, except for Permitted Liens;

      (f) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;

      (g) sold, assigned or transferred any of the Company Intellectual Property, or disclosed any proprietary confidential information to any Persons except in the ordinary course of business or, with respect to any disclosure of any Company Intellectual Property, pursuant to a non-disclosure agreement;

      (h) suffered any substantial losses, or compromised or waived any rights of material value or any material debt owed to the Company, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

      (i) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

      (j) made capital expenditures or commitments therefor that aggregate in excess of $10,000;

      (k) made charitable contributions or pledges;

      (l) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

      (m) experienced any material problems with labor or management in connection with the terms and conditions of their employment;

      (n) experienced any change in the condition, assets, liabilities, prospects or business of the Company from that shown on the Disclosure Documents, either individually or in the aggregate, that had or could reasonably be expected to have a Material Adverse Effect;

      (o) suffered any loss of, or material order cancellation by, any customer of the Company that could reasonably be expected to result in a Material Adverse Effect;

      (p) had any customer or supplier of the Company materially reduce or threatened to terminate or materially reduce its purchases from, or provision of products or services to, the Company, as the case may be;

      (q) became aware of any other event or condition of any character, other than events affecting the economy or the Company's industry generally, that could reasonably be expected to result in a Material Adverse Effect;

      (r) had any resignation or termination of employment of any officer or any other Key Employee of the Company;

      (s) made any loans or guarantees to or for the benefit of any Related Party or Company Affiliate, other than travel advances and other advances made in the ordinary course of its business;

      (t) entered into any other material transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business; or

      (u) effected any two or more events of the foregoing kind, which in the aggregate would have a Material Adverse Effect on the Company.

      4.10. Litigation. Except as provided in Schedule I, there are neither pending nor to the Company's knowledge threatened any actions, suits, claims, investigations or legal or administrative or arbitration proceedings, whether or not purportedly on behalf of the Company or any of its Subsidiaries, to which the Company is or may be named as a party or to which the Company's Property is or may be subject, whether at law or in equity, whether civil or criminal in nature or whether before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. To the best of the Company's knowledge, there is no basis for any such actions, suits, claims, investigations or legal or administrative or arbitration proceedings, in which an unfavorable outcome, ruling or finding in any such matter or for more than one of such matters, taken together, could be reasonably expected to have a Material Adverse Effect. The Company has no knowledge of any unasserted claim against it, the assertion of which is likely and which, if asserted, will seek damages, an injunction or other legal, equitable, monetary or nonmonetary relief which if granted could reasonably be expected to have a Material Adverse Effect. There are no orders, judgments, or decrees of any court or governmental agency, which, to the best knowledge of the Company, apply to it.

      4.11. Title to Properties; Liens and Encumbrances. Schedule I sets forth all real property owned by the Company or any of its subsidiaries. The Company and its subsidiaries have good and marketable title to all personal Property and good and marketable title in fee simple to all real Property owned by them, in each case free and clear of any Liens, except Permitted Liens.

      4.12. Leases. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases, all of such leases are valid and subsisting and, to the Company's knowledge, none of them are in default in any respect, and to the Company's knowledge no event has occurred and no condition exists which with notice or the passage of time or both would constitute such a default.

      4.13. Acknowledgement of Dilution. The Company acknowledges that the issuance of the Conversion Shares upon conversion of the Preferred Shares may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligation to issue the Conversion Shares in accordance with the terms of the Preferred Shares is unconditional regardless of the effect of any such dilution.

      4.14. Intellectual Property.

      (a) Schedule I lists (i) all of the Company Intellectual Property (other than trade secrets and confidential business information) and (ii) all licenses (in and out), sublicenses and other agreements to which the Company is a party and pursuant to which the Company or any other Person is authorized to use any of the Company Intellectual Property or exercise any rights with respect thereto (other than licenses arising from the purchase of "off the shelf' or other standard products which need not be listed on Schedule I).

      (b) Each item of Company Intellectual Property is either (i) owned solely by the Company free and clear of any Liens except for Permitted Liens or (ii) rightfully used and authorized for use by the Company pursuant to a valid and enforceable written license. All of the Company Intellectual Property that is used by the Company pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such in
Schedule I. The Company has all rights in the Company Intellectual Property necessary to carry out the Company's current and currently planned future activities, including without limitation (except as disclosed in Schedule I) rights to make, use, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Company's products and services in all geographic locations and fields of use in which the Company is currently operating or currently plans to sell such products and services, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses. The Company is the rightful owner of all patents and patent applications currently registered in the name of J.T. Lin as listed on any schedule to any document provided to the Purchaser and his affiliates, notwithstanding the failure of J.T. Lin to transfer any intellectual property to the Company.

      (c) The Company is not in violation of any license, sublicense or other agreement to which the Company is a party or otherwise bound relating to any of the Company Intellectual Property, except as would not have a Material Adverse Effect.

      (d) Except as disclosed in Schedule I, the Company is not obligated to provide any consideration (whether financial or otherwise) to any Person, nor is any Person otherwise entitled to any consideration, with respect to any exercise of rights by the Company in the Company Intellectual Property.

      (e) The use of the Company Intellectual Property by the Company as currently used and as currently proposed to be used does not, to the knowledge of the Company, infringe any other Person's patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work, copyright, trade secret rights, right of privacy, right in personal data, moral right or other intellectual property right. No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property by the Company, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against the Company or, to the Company's knowledge, are threatened by any Person nor, to the Company's knowledge, does there exist any valid basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Intellectual Property, other than review of pending patent applications, and the Company is not aware of any information indicating that such proceedings are threatened or contemplated by any governmental entity or any other Person. None of the Company's (1) granted or issued patents, (2) registered trademarks or service marks, or (3) copyright registrations have been challenged by any third party, and each such patent, mask work, trademark, service mark and copyright is subsisting. To the Company's knowledge, there is no unauthorized use, infringement, or misappropriation of any of Company Intellectual Property by any third party, employee or former employee.

      (f) All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of any of the Company Intellectual Property either (i) have been party to a "work-for-hire" arrangement or agreement with the Company, whether in accordance with applicable federal and state law, domestic or foreign, or otherwise, that has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible Property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective and exclusive ownership of all tangible and intangible Property thereby arising.

      (g) The transactions contemplated under this Agreement and the Investment Documents will not alter, impair or otherwise affect any rights of the Company in any Company Intellectual Property.

      (h) The Company has taken all commercially reasonable steps necessary to protect the proprietary nature of the Company Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by the Company.

      (i) Company Intellectual Property does not include any Publicly Available Software and the Company has not used Publicly Available Software in whole or in part in the development of any part of Company Intellectual Property in a manner that may subject Company Intellectual Property in whole or in part to all or part of the license obligations of any Publicly Available Software.

      (j) All (i) franchises, permits, licenses and other similar authority and
(ii) Intellectual Property, which, in any case, are owned, possessed or used by any Related Party (other than Purchaser) or which any Related Party (other than Purchaser) has the right to own, possess or use, and which in any way are or may be usable now or in the future for the conduct of the Company's business as now conducted or as planned to be conducted, have been duly and validly transferred in full to the Company. The documents and instruments evidencing such transfer are listed in Schedule I, and a copy thereof has been delivered to Purchaser.

      (k) The Company has all Intellectual Property, franchises, permits, licenses and other similar authority, necessary for the conduct of its business as now being conducted by it and believes it can obtain any similar authority necessary for the conduct of its business as planned to be conducted, and it is not in violation, nor will the transactions contemplated by this Agreement cause a violation, of the terms or provisions of any such franchise, permit, license or other similar authority.

      4.15. Registration Rights; Rights of Participation. Except as provided in the Registration Rights Agreement (A) the Company has not granted or agreed to grant to any person or entity any rights (including, without limitation, "piggy-back" registration rights) to have any securities of the Company registered with the Commission or any other governmental authority which has not been satisfied in full prior to the date hereof and (B) no person or entity, including, but not limited to, current or former stockholders of the Company, underwriters, brokers, agents or other third parties, has any right of first refusal, preemptive right, right of participation, anti-dilutive right or any similar right to participate in, or to receive securities or other assets of the Company solely as a result of the transactions contemplated by this Agreement or the other Investment Documents.

      4.16. Solicitation; Other Issuances of Securities. Neither the Company nor any of its Subsidiaries or Affiliates, nor any person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities, or (ii) has, directly or indirectly, made any offers or sales of any security or the right to purchase any security, or solicited any offers to buy any security or any such right, under circumstances that would require registration of the Securities under the Securities Act or that would cause this offering of Securities to be integrated with any prior offering of securities of the Company for purposes of the Securities Act.

      4.17. Issuance Taxes. No stock transfer or other taxes (other than income taxes) are required to be paid in connection with the issuance and sale of any of the Securities, other than such taxes for which the Company has established appropriate reserves and intends to pay in full on or before the Initial Closing.

      4.18. Fees. The Company is not obligated to pay any compensation or other fee, cost or related expenditure to any underwriter, broker, agent or other representative in connection with the transactions contemplated hereby. The Company will indemnify and hold harmless Purchaser from and against any claim by any person or entity alleging that, as a result of any agreement or arrangement between such Person and the Company, Purchaser is obligated to pay any such compensation, fee, cost or related expenditure in connection with the transactions contemplated hereby.

      4.19. Offering.

      (a) Except as set forth on Schedule I, within the past six (6) months, the Company has not, either directly or through any agent, offered any of the Preferred Shares or any Capital Stock, security or securities similar to the Preferred Shares or, to the extent any such offering would be integrated with the offering of the Preferred Shares, any Common Stock, for sale to, or solicited any offers to buy the Preferred Shares or, to the extent of any such integration, Common Stock, or any part thereof or any such similar Capital Stock, security or securities from, or otherwise approached or negotiated in respect thereof with, any party or parties other than Purchaser, its employees, prospective employees or institutional or other sophisticated or accredited investors (as defined in Rule 501 of Regulation D promulgated under the Securities Act), each of which was offered all or a portion of the Preferred Shares at private sale for investment.

      (b) Subject to the truth and accuracy of Purchaser's representations set forth in this Agreement, the offer, sale and issuance of the Securities to Purchaser as contemplated by this Agreement and the other Investment Documents are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and neither the Company nor, to the Company's knowledge, anyone acting on its behalf will take any action hereafter that would cause the loss of such exemption.

      4.20. Compliance with Other Instruments. The Company is not in default (a) under its Restated Certificate of Incorporation or Bylaws, in each case as amended to the date hereof, (b) under any agreement, order or other instrument to which the Company is a party or by which it or any of its Property is bound or affected or (c) with respect to any order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the best of its knowledge, there exists no condition, event or act which constitutes, or which after notice, lapse of time or both could constitute, such a default which in the case of (a), (b) or (c) could reasonably be expected to have a Material Adverse Effect.

      4.21. Employees.

      (a) No employee of the Company and no Related Party is, or is now expected to be, in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any other contract or agreement with any prior employer or any other

Person or any restrictive covenant in such an agreement, or any obligation imposed by common law or otherwise, relating to the right of any such employee or Related Party to be employed by the Company or companies similarly situated because of the nature of the business conducted or to be conducted by the Company or companies similarly situated or relating to the use of trade secrets or proprietary information of others, and, to the Company's knowledge, the continued employment of the Company's employees or Related Parties does not subject the Company or Purchaser to any liability for any such violation.

      (b) Each of the Company's present or former employees who have had access to proprietary information of the Company has executed a confidentiality and non-disclosure agreement. To the best of the Company's knowledge and belief, no employee or former employee of the Company is, or is now expected to be, in violation of the terms of the aforesaid agreements or of any other obligation relating to the use of confidential or proprietary information of the Company. Each of such confidentiality and non-disclosure agreements is in full force and effect.

      (c) To the best of the Company's knowledge, no officer or Key Employee of the Company has any present intent of terminating his or her employment with the Company.

      (d) Timothy J. Shea is the only Key Employee of the Company.

      (e) Except as set forth in Schedule I, the Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of the Company's Board of Directors.

      (f) Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company, any Related Party or any Company Affiliate arising out of such employment.

      (g) The Company does not have or make contributions to any pension plans, defined benefit plans or defined contribution plans for its employees which are subject to ERISA, except as set forth on Schedule I. With respect to such plans, if any, listed on Schedule I, the Company is in compliance with the applicable provisions of ERISA. The Company has not incurred any unremedied accumulated funding deficiency within the meaning of ERISA or any unsatisfied liability to the Pension Benefit Guaranty Corporation established under ERISA in connection with any employee pension plan established or maintained by the Company under the jurisdiction of ERISA. No Reportable Event or "Prohibited Transaction" (as defined in Section 4043 of ERISA) has occurred with respect to any plan administered by the Company.

      (h) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. Other than as set forth in Schedule I, there is no strike or other labor dispute involving the Company pending, or to the Company's knowledge, threatened, which could reasonably be expected to have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

      (i) To the Company's knowledge, none of the current officers or current directors of the Company during the previous five (5) years have been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his/her business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him/her from engaging, or otherwise imposing limits or conditions on his/her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

      (j) Each officer and Key Employee of the Company is currently devoting substantially all of his/her business time to the conduct of the business of the Company. Except as set forth in Schedule I, the Company is not aware that any officer or Key Employee of the Company is planning to work less than full time at the Company in the future. No officer or Key Employee is currently working or, to the Company's knowledge, plans to work for a Competitor, whether or not such officer or Key Employee is or will be compensated by such Competitor.

      (k) Other than (i) standard employee benefits generally made available to all employees and non-standard employment agreements disclosed in Schedule I,
(ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) the purchase of shares of the Company's Capital Stock and the issuance of options to purchase shares of the Company's Common Stock, in each instance, approved by the Board of Directors, and (iv) as contemplated by the Investment Documents, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, or Key Employees, or any Company Affiliate thereof.

      4.22. Merger/Sale Discussions. Except as set forth in Schedule I, the Company has not engaged in the past six (6) months in any discussion with any representative of any Person, regarding (a) a sale of all or substantially all of the Company's assets or Capital Stock, or (b) any merger, consolidation or other business combination transaction of the Company with or into another Person.

      4.23. Business of the Company. The Company has no knowledge or belief that
(a) there exists, or there is pending or planned, any statute, rule, law, regulation, standard or code which could reasonably be expected to have a Material Adverse Effect, or (b) there is any other fact which in the future could reasonably be expected to have a Material Adverse Effect.

      4.24. Sufficient Assets. The Company Intellectual Property, real and personal Property and other assets of the Company constitute all of the tangible and intangible assets necessary for the conduct of the business as currently conducted by the Company.

      4.25. Applicability of, and Compliance With, Other Laws.

      (a) The Company is presently and at all times since inception has been in all material respects in compliance with all federal, state, local or foreign laws, ordinances, regulations and orders applicable to its business, and in particular the FDA, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

      (b) The Company's employment practices and policies are in material compliance with (i) all applicable laws of the United States and each applicable jurisdiction relating to equal employment opportunity, and any rules, regulations, administrative orders and executive orders relating thereto and
(ii) the applicable terms, relating to equal opportunity, of any contract, agreement or grant the Company has with, from or relating (by way of subcontract or otherwise) to any other contract, agreement or grant of any federal or state governmental unit. The Company has not been the subject of any charge of employment discrimination made against it by the United States Equal Employment Opportunity Commission or any other governmental unit, and, to its knowledge, is not presently subject to any formal or informal proceedings before, or investigations by, such commission or governmental unit. To the Company's knowledge, neither the Company nor any of its employees nor any Related Parties are presently under investigation by any commission or governmental agency for purposes of security clearance or otherwise.

      (c) Subject to the truth of the representations and warranties of Purchaser hereunder, the Company is not in violation of any federal or state securities law, rule, order or regulation.

      4.26. Permits. The Company and each of its Subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority, and all such licenses and permits are in full force and effect and no material violations exist in respect of any such licenses or permits and no proceeding is pending or threatened to revoke or limit any thereof.

      4.27. Exchange Act Registration; Listing. The Company's Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is quoted on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board (the "Bulletin Board"). The Company has taken no action designed to, or which, to the knowledge of the Company, may have the effect of, terminating the registration of the Common Stock under the Exchange Act or and has no knowledge that the all of the market makers intend stop quoting the Common Stock on the Bulletin Board.

      4.28. Sarbanes-Oxley Act; Internal Controls and Procedures. Except as disclosed on Schedule I, the Company is in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002 and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof. The Company maintains internal accounting controls, policies and procedures, and such books and records as are reasonably designed to provide reasonable assurance that (i) all transactions to which the Company or any Subsidiary is a party or by which its Properties are bound are effected by a duly authorized employee or agent of the Company, supervised by and acting within the scope of the authority granted by the Company's senior management; (ii) the recorded accounting of the Company's consolidated assets is compared with existing assets at regular intervals; and (iii) all transactions to which the Company or any Subsidiary is a party, or by which its Properties are bound, are recorded (and such records maintained) in accordance with all Government Requirements and as may be necessary or appropriate to ensure that the financial statements of the Company are prepared in accordance with GAAP.

      4.29. Books and Records. The books of account, ledgers, order books, disclosure schedules attached hereto and all other records and documents of the Company generally reflect all material information relating to the business of the Company, the location and condition of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company.

      4.30. Use of Proceeds. The Company shall be obligated to use a portion of the proceeds of the Investment to repay one half (1/2) of the total amount owed to Cozean and Michelson as of December 14, 2006, such amounts being $1,052,301 and $178,683 respectively and shall repay the remaining one half in 12 equal monthly installments commencing the first day of the first month following the Closing (the ""Repayment Period"). No interest shall be imputed on any amounts to be paid by the Company over the Repayment Period. Furthermore, no additional amounts shall be accrued to the accounts of Cozean and Michelson during the Repayment Payment Period without the written approval of the Purchaser. Notwithstanding the foregoing, the lien on the Intellectual Property held by Cozean and Michelson shall remain until the above payments have been satisfied and such lien shall rank pari passu to the lien filed pursuant to the Line of Credit. The Company will use the proceeds of the offering for payment of the expenses of the offering and for working capital.

      4.31. Disclosure. Neither this Agreement, Schedule I, the Disclosure Documents, the other Investment Documents, nor any other document, certificate or written statement furnished to Purchaser by or on behalf of the Company in connection with the offer and sale of the Securities taken as a whole (except to the extent corrected prior to the date hereof), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading in the light of the circumstances under which they were made. There is no fact which the Company has not disclosed to Purchaser in writing that materially adversely affects or, so far as the Company can now foresee, could reasonably be expected to materially adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company or the ability of the Company to perform its obligations under this Agreement and the other Investment Documents. The forecasts, projections, estimates and other forward-looking matters furnished to Purchaser were prepared on the basis of the Company's good faith estimates. The Company does not have any reason to believe that any assumptions or statements of opinion contained in such forecasts, projections, estimates or other forward-looking matters are unreasonable or false, and the Company believes that Purchaser may reasonably rely thereon. The Company has made available to Purchaser all the information reasonably available to the Company that Purchaser has requested for deciding whether to acquire the Preferred Shares.

      4.32. Anti-Takeover Provisions. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the laws of the state of its incorporation which is or could become applicable to Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and Purchaser's ownership of the Securities.

                                   SECTION 5.
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      Purchaser represents and warrants to the Company as follows:

      5.1. Authority; Enforceability. Purchaser is duly and validly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization with the requisite power and authority to purchase the Preferred Shares and to execute and deliver this Agreement and the other Investment Agreements. Upon the execution and delivery by Purchaser of any Investment Document, such Investment Document will constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles.

      5.2. Accredited Investor. Purchaser is an "accredited investor" as that term is defined in Rule 501 of Regulation D and is acquiring the Preferred Shares being purchased by it hereunder solely for its own account, and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales that are registered under, or are exempt from the registration requirements of, the Securities Act; provided, however, that, in making such representation, Purchaser does not agree to hold the Preferred Shares and the Conversion Shares for any minimum or specific term and reserves the right to sell, transfer or otherwise dispose of the Preferred Shares and the Conversion Shares at any time in accordance with the provisions of this Investment Documents and with federal and state securities laws applicable to such sale, transfer or disposition.

      5.3. Information. To the extent requested by Purchaser, the Company has, prior to the Initial Closing, provided Purchaser with information regarding the business, operations and financial condition of the Company, and has, prior to the Initial Closing, granted Purchaser the opportunity to ask questions of and receive satisfactory answers from representatives of the Company, its officers, directors, employees and agents concerning the Company and materials relating to the terms and conditions of the purchase and sale of the Preferred Shares hereunder, and based thereon Purchaser believes it can make an informed decision with respect to its investment in the Preferred Shares. Neither such information nor any other investigation conducted by Purchaser or its representatives shall modify, amend or otherwise affect Purchaser's right to rely on the Company's representations and warranties contained in this Agreement, including without limitation those set forth in Section 4.35 hereof.

      5.4. Limitations on Disposition. Purchaser acknowledges that, except as provided in the Registration Rights Agreement, the Preferred Shares and the Conversion Shares have not been and are not being registered under the Securities Act and may not be transferred or resold without registration under the Securities Act or unless pursuant to an exemption therefrom.

      5.5. Legend. Purchaser understands that the certificates representing the Preferred Shares and the Conversion Shares may bear at issuance a restrictive legend in substantially the following form:

            "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state, and may not be offered or sold unless a registration statement under the Securities Act and applicable state securities laws shall have become effective with regard thereto, or an exemption from registration under the Securities Act and applicable state securities laws is available in connection with such offer or sale. Notwithstanding the foregoing but subject to compliance with the requirements of the Securities Act and applicable state securities laws, these securities and the securities issuable upon exercise hereof may be pledged or hypothecated in connection with a bona fide margin account or other loan secured by such securities."

      5.6. Reliance on Exemptions. Purchaser understands that the Preferred Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of Purchaser set forth in this Section 5 in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Preferred Shares.

      5.7. Restricted Securities.

      (a) Purchaser understands and agrees that the Preferred Shares and the Conversion Shares are "restricted securities" within the meaning of Rule 144 that can and will only be resold by Purchaser pursuant to (i) an effective registration statement under the Securities Act where the prospectus delivery requirements are complied with or (ii) under an applicable exemption from registration under the Act, and in compliance with applicable state securities or "blue sky" laws.

      (b) Purchaser understands that any sales by Purchaser of any of the Preferred Shares or Conversion Shares that are not made in compliance with paragraph (a) of this Section 5.7 could subject the Company and Purchaser to possible civil and criminal liability under applicably federal securities laws and applicable state securities or "blue sky" laws.

      (c) Purchaser (i) agrees that it will only sell the Preferred Shares and the Conversion Shares in a transaction that complies in all material respects with applicable federal and state securities laws, (ii) agrees that it will not sell or otherwise dispose of or transfer the Preferred Shares or the Conversion Shares or any interest therein in a transaction that is part of a plan or scheme to evade the registration requirements of the Securities Act and (iii) acknowledges and agrees that notwithstanding the removal from the certificates representing the Securities of the legend set forth in Section 5.5 hereof upon effectiveness of a registration statement covering the Preferred Shares or the Conversion Shares, such securities will remain "restricted securities" until they have been sold pursuant to (x) an effective registration statement or
(y) Rule 144, and Purchaser will remain responsible for compliance with applicable federal and state securities laws in connection with any resale by Purchaser of the Preferred Shares or Conversion Shares.

      5.8. Address. Purchaser hereby represents that the address furnished by it on Schedule I of this Agreement is the undersigned's principal business.

      5.9. Option Plan. The Purchaser hereby represents and warrants that upon the Company's issuance to the Purchaser of an additional 11,697,652 shares of Common Stock pursuant to the Company's existing obligations to Purchaser, the Purchaser shall cancel 2,500,000 shares of its Common Sock for no additional consideration and the Company will establish a Stock Incentive Plan with 2,500,000 shares of Common Stock.

                                   SECTION 6.
                     COVENANTS OF THE COMPANY AND PURCHASER.

      6.1. Filings. The Company agrees with Purchaser that the Company will:

      (a) file a Form D with the Commission and any applicable state securities departments with respect to the Securities issued at the Closing as and when required under Regulation D and will provide a copy thereof to Purchaser promptly after such filing;

      (b) take such action as the Company reasonably determines upon the advice of counsel is necessary to qualify the Securities for sale under applicable state or "blue-sky" laws or obtain an exemption therefrom, and shall provide evidence of any such action to Purchaser at its request;

      (c) (i) on or prior to 8:30 a.m. (eastern time) on the Business Day immediately following the Closing Date, issue a press release disclosing the material terms of this Agreement and the Investment and (ii) on or prior to 8:30 a.m. (eastern time) of the fourth Business Day following the Closing Date, file with the Commission a Current Report on Form 8-K disclosing the material terms of this Agreement and the transactions contemplated hereby, including as exhibits this Agreement, the Articles of Amendment and the other Investment Documents; provided, however, that Purchaser shall have a reasonable opportunity to review and comment on any such press release or Current Report on Form 8-K prior to the issuance or filing thereof. Thereafter, the Company shall timely file any filings and notices required by the Commission or applicable law with respect to the transactions contemplated hereby;

      (d) promptly following the Closing Date, file with the Commission pursuant to Regulation 14A under the Exchange Act a preliminary proxy statement with respect to obtaining the consent of a majority of the stockholders of the Corporation to approve certain actions including, but not limited to, (i) the increase in the amount of authorized shares of Common Stock of the Company to 300,000,000 shares (ii) the removal of the prohibition set forth in the Article V, Section 3(a) of the Articles of Incorporation that the voting powers of preferred stock may not exceed one vote per share and (iii a reverse stock split on terms to be specified by the Purchaser and shall thereafter take such action as is necessary to comply with the provisions of such Regulation 14A and applicable law with respect thereto. Notwithstanding the foregoing, in the event that the Company is able to obtain the approval for the above referenced actions by the written consent of the holders of a majority of the stockholders of the Corporation following the Closing Date, then the Company shall not be obligated to file a proxy statement, but, shall, following the obtaining of such consent, promptly file with the Commission, pursuant to Regulation 14C under the Exchange Act a preliminary information statement with respect to the actions taken pursuant to such written consent.

      6.2. Corporate Existence. The Company agrees that it will, and shall cause its Subsidiaries to, during the period beginning on the Execution Date and ending on the Termination Date:

      (a) maintain its corporate existence in good standing;

      (b) maintain, keep and preserve all of its Properties necessary in the proper conduct of its businesses in good repair, working order and condition (ordinary wear and tear excepted) and make all necessary repairs, renewals and replacements and improvements thereto, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

      (c) pay or discharge before becoming delinquent (a) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its Property and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of its Property, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that the Company shall not be required to pay or discharge any tax, levy, assessment or governmental charge, or claim for labor, material or supplies, whose amount, applicability or validity is being contested in good faith by appropriate proceedings being diligently pursued and for which adequate reserves have been established under GAAP;

      (d) use its best efforts to comply with all Governmental Requirements applicable to the operation of its business (except that the failure to comply with a Governmental Requirement where the failure to do so does not have, and would not reasonably be expected to have, individually or in the aggregate with other failures of the Company to comply with Governmental Requirements, a Material Adverse Effect, shall not be deemed a breach of this Section 6.2(d);

      (e) use its best efforts to comply with all agreements, documents and instruments binding on it or affecting its Properties or business, including, without limitation, all Material Contracts, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

      (f) provide Purchaser with copies of all materials sent to its stockholders, in each such case at the same time as such materials are delivered to such stockholders; and

      (g) timely file with the Commission all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination; provided, however, that the failure of the Company to timely file a report required to be filed pursuant to the Exchange Act shall not be deemed a breach of this Section 6.2(g) if (i) the Company has used its best efforts to timely file such report, and (ii) such failure does not have and would not reasonably be expected to have, individually or in the aggregate with other such failures, a Material Adverse Effect.

      6.3. Reservation of Common Stock. The Company shall, after the increase of the amount of authorized shares of Common Stock, have authorized and reserved for issuance, and shall keep available at all times and during which the Preferred Shares are outstanding, free from any preemptive rights, a number of shares of Common Stock (the "Reserved Amount") not less than one hundred percent (100%) of the maximum number of shares of Common Stock issuable upon exercise in full of the outstanding Preferred Shares at conversion price then in effect, without regard to any limitation on such conversion or exercise that may otherwise be set forth in the Certificate of Designation, and including any shares of Common Stock issued or issuable, from time to time, as a distribution on or in exchange for or otherwise with respect to any of the foregoing, whether as dividends, default payments, on account of anti-dilution or other adjustments or otherwise.

      6.4. Limitation on Debt and Liens. During the period beginning on the Closing Date and ending on the Termination Date, the Company shall refrain, and shall ensure that each of its Subsidiaries refrains, (a) from incurring any Debt (including without limitation by issuing any Debt securities) or increasing the amount of any existing line of credit or other Debt facility beyond the amount outstanding on the date hereof, other than Permitted Debt, and (b) from granting, establishing or maintaining any Lien on any of its assets, including without limitation any pledge of securities owned or held by it (including without limitation any securities issued by any such Subsidiary), other than (i) Permitted Liens, (ii) any interest or title of a lessor under any capitalized lease obligation provided that such Liens do not extend to any Property or assets which is not leased Property subject to such capitalized lease obligation, (iii) purchase money Liens to finance Property or assets of the Company or any Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (A) the related purchase money Debt shall not exceed the cost of such Property or assets (including the cost of design, development, improvement, production, acquisition, construction, installation and integration) and shall not be secured by any Property or assets of the Company or any Subsidiary of the Company other than the Property and assets so acquired or constructed (and any improvements) and (B) the Lien securing such purchase money Debt shall be created within ten (10) days of such acquisition, construction or improvement, (iv) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and (v) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its subsidiaries, including rights of offset and set off.

      6.5. Issuance Limitation. During the period beginning on the Closing Date and ending on the Termination Date, the Company shall not issue, sell or exchange, or agree or obligate itself to issue, sell or exchange or reserve, agree to or set aside for issuance, sale or exchange, (1) any Senior Securities or Pari Passu Securities, (2) any other security of the Company which by its terms is convertible into or exchangeable or exercisable for any Senior Security or Pari Passu Security, or (3) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such security described in the foregoing clauses (1) and (2); provided, however, that the foregoing shall not apply to the issuance of Permitted Debt.

      6.6. Right of Participation. From the Closing Date through the Termination Date, the Company will not, directly or indirectly, effect a Subsequent Placement.

      6.7. Certain Transactions. During the period beginning on the Execution Date and ending on the Termination Date, and except as may be expressly permitted or required by the Certificate of Incorporation or the Investment Documents, the Company shall not, nor will it permit any of its Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Company or any Subsidiary of the Company (a) to pay dividends or make any other distribution to the Company or any Subsidiary of the Company in respect of capital stock or with respect to any other interest or participation in, or measured by, its profits, or (b) to pay any amounts that are or become payable under the Certificate of Incorporation or any of the Investment Documents.

      6.8. Transactions with Affiliates. The Company agrees that, during the period beginning on the Execution Date and ending on the Termination Date, any transaction or arrangement between it or any of its Subsidiaries and any Affiliate or employee of the Company or any of its Subsidiaries shall be effected only on an arms' length basis and shall be approved by the Board of Directors, including a majority of the Company's directors not having an interest in such transaction.

      6.9. Use of Purchaser's Name. Except as may be required by applicable law and/or this Agreement, the Company shall not use, directly or indirectly, Purchaser's name or the name of any of its Affiliates in any advertisement, announcement, press release or other similar communication unless it has received the prior written consent of Purchaser for the specific use contemplated or as otherwise required by applicable law or regulation.

      6.10. Company's Instructions to Transfer Agent. Upon reception by the Company of a notice to convert the Preferred Shares, the Company shall execute and deliver irrevocable written instructions to the transfer agent for its Common Stock (the "Transfer Agent"), and provide Purchaser with a copy thereof, directing the Transfer Agent (i) to issue certificates representing Common Stock upon conversion of the Preferred Shares and (ii) to deliver such certificates to Purchaser no later than the close of business on the third (3rd) Business Day following the related conversion. Such certificates shall bear only such legends as are required pursuant to Section 5.4 hereof or applicable law. The Company shall instruct the transfer agent that, in lieu of delivering physical certificates representing shares of Common Stock to Purchaser upon conversion of the Preferred Shares, and as long as the Transfer Agent is a participant in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program ("FAST"), and Purchaser has not informed the Company that it wishes to receive physical certificates therefor, and no restrictive legend is required to appear on any physical certificate if issued, the transfer agent may effect delivery of the Conversion Shares, by crediting the account of Purchaser or its nominee at DTC for the number of shares for which delivery is required hereunder within the time frame specified above for delivery of certificates. The Company represents to and agrees with Purchaser that it will not give any instruction to the Transfer Agent that will conflict with the foregoing instruction or otherwise restrict Purchaser's right to convert the Preferred Shares or to receive Conversion Shares upon conversion of the Preferred Shares. In the event that the Company's relationship with the Transfer Agent should be terminated for any reason, the Company shall use its best efforts to cause the Transfer Agent to continue acting as transfer agent pursuant to the terms hereof until such time that a successor transfer agent is appointed by the Company and receives the instructions described above.

      6.11. No Adverse Action. The Company and its Subsidiaries shall refrain, during the period beginning on the Closing Date and ending on the Termination Date, from taking any action or entering into any arrangement which in any way materially and adversely affects the provisions of this Agreement or any other Investment Document.

      6.12. Limitations on Disposition. Purchaser shall not sell, transfer, assign or dispose of any Securities, unless:

            (a) either (i) there is then in effect an effective registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement or (ii) such securities may be sold pursuant to Rule 144(k) or any successor provision; or

            (b) Purchaser has notified the Company in writing of any such disposition, received the Company's written consent (which consent shall not be unreasonably withheld or delayed) to such disposition and furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the Securities Act; provided, however, that no such consent or opinion of counsel will be required (A) if the sale, transfer or assignment complies with federal and state securities laws and is made to an Affiliate of Purchaser which is also an "accredited investor" as that term is defined in Rule 501 of Regulation D,
(B) if the sale, transfer or assignment is made pursuant to Rule 144 and Purchaser provides the Company with evidence reasonably satisfactory to the Company that the proposed transaction satisfies the requirements of Rule 144 or
(C) in connection with a bona fide pledge or hypothecation of any Securities under a margin arrangement with a broker-dealer or other financial institution or the sale of any such Securities by such broker-dealer or other financial institution following Purchaser's default under such margin arrangement; provided, in the case of any such transfer or disposition other than as described in paragraph (a) or clauses (B) or (C) of this paragraph (b), the transferee of such Securities makes representations to the Company substantially similar to those made by Purchaser in Section 5 hereof.

      6.13. Maintenance of Properties and Leases. The Company will keep its Properties in good repair, working order and condition, and from time to time make all needful and proper, or legally required, repairs, renewals, replacements, additions and improvements thereto; and the Company and its Subsidiaries will at all times comply with each provision of all leases to which any of them is a party or under which any of them occupies, or has possession of, any Property.

      6.14. Accounts and Records. The Company will keep true records and books of account.

      6.15. Compliance with Requirements of Governmental Authorities. The Company shall duly observe and conform to all material requirements of governmental authorities relating to the conduct of its business or to its Property or assets, including, but not limited to the FDA and the SEC.

      6.16. Insurance. The Company will maintain in full force and effect insurance policies on its assets and those of its subsidiaries, by financially sound and reputable insurers, which are licensed to provide such insurance in the state in which the assets are located, against loss or damage by fire, extended coverage and explosion in amounts sufficient to prevent the Company or any subsidiary from becoming a co-insurer and not in any event less than the replacement value of the property insured.

      6.17. Directors and Officers Insurance. The Company, as soon as practicable after the Closing, will purchase director's and officer's liability insurance policies if such policies are not in effect as of the Closing Date.

      6.18. Executive Officers. The Company will not appoint, hire, remove or change any executive officer without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed.

      6.19. Employees. The Company further agrees to continue to use its best efforts to retain the current employees of the Company after the Closing.

      6.20. Use of Proceeds. The Company will use the proceeds from the sale of the Preferred Shares for the purposes described in this Agreement.

      6.21. No Integrated Offerings. The Company shall not make any offers or sales of any security (other than the Securities) under circumstances that would require registration of the sale of the Securities being offered or sold hereunder under the Securities Act or cause this offering of the Securities to be integrated with any other offering of securities by the Company for purposes of any stockholder approval provision applicable to the Company or its securities.

      6.22. Financial Covenants.

                  (i) Budget. The Company shall not, and shall cause its Subsidiaries not to, expend any funds nor incur any expenses except as provided for in the budget delivered to Purchaser (the "Budget") and attached hereto as
Exhibit VI, which shall also include a detailed income statement, balance sheet and statement of cash flows. Purchaser hereby agrees that aggregate expenditures, if any, exceeding the total budgeted amount by 10% or less shall be deemed to be within the Budget.

      6.23 Financial Statements and Other Reports. The Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that quarterly financial statements are not required to have footnote disclosures). In addition to copies of any filings with the SEC and other regulatory authorities, as soon as available and in any event within forty-five
(45) days after the end of each month, the Company will deliver or cause to be delivered its consolidated balance sheet, as at the end of such month, and the related consolidated statements of loss and deficit and cash flows for such month, with a comparison to the operating budget for such month.

      6.24 Back-Pay to Employees. The Company, in accordance with the Budget, shall use its best efforts to pay any back-pay liabilities to its employees which have accrued as of the Closing Date.

      6.23. Compliance Certificates. Together with each delivery of financial statements of the Company, the Company will deliver or cause to be delivered to Purchaser a fully and properly completed compliance certificate substantially in the form attached hereto as Exhibit VI (each, a "Compliance Certificate") signed by the chief executive officer, chief operating officer or chief financial officer of the Company.

      6.24 Board of Directors. So long as the Purchaser shall own the Preferred Shares or the Line of Credit shall be outstanding, then the Company shall cause the Purchaser's Directors to be elected to the Board of Directors annually.

      6.25 Litigation. The Company and GEM High Yield Fund Ltd. shall have discontinued the counterclaims against the Purchaser in connection with the lawsuit filed by the Purchaser in June 2004, and the Company shall acknowledge its obligations to be performed under certain agreements with the Purchaser.

      6.26. Intellectual Property. The Company shall take all necessary action to obtain the transfer to the Company of all patents and patent applications that remain listed in the name of J.T. Lin or his affiliates.

                                   SECTION 7.
                       CONDITIONS TO CLOSING OF PURCHASER

      The obligation of Purchaser to effect the Closing, including its obligation to purchase and pay for the Preferred Shares to be issued at the Closing, is subject to the fulfillment to its satisfaction on or prior to the Closing Date of each of the following conditions:

      7.1. Representations and Warranties. The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects as of the Closing and, with respect thereto, after giving effect to the sale and issuance of the Preferred Shares at the Closing.

      7.2. Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been so performed or complied with in all material respects.

      7.3. Stock Increase. The amendment to the Articles of Incorporation attached as Exhibit VII to (i) increase to the amount of authorized shares of Common Stock to 300,000,000 shares and (ii) remove the limitation in Article V,
Section 3(a) of the Articles of Incorporation that shares of Preferred Stock may not exceed one vote per share shall have been approved by the resolutions of the members of the Board of Directors of the Corporation (the "Director Consents").

      7.4. Certificate of Amendment. The Company shall have filed the Certificate of Amendment with the Secretary of State of Florida on or prior to the Closing, which shall continue to be in full force and effect as of the Closing, and shall have delivered to Purchaser written evidence of the acceptance of such filing.

      7.5. Officers' Certificate. The Company shall have delivered to Purchaser a certificate, signed by the President of the Company, certifying that the conditions specified in this Section 7 have been fulfilled as of the Closing Date, it being understood that Purchaser may rely on such certificate as though it were a representation and warranty of the Company made herein.

      7.6. Secretary's Certificate. The Secretary of the Company shall have delivered to Purchaser at the Closing a certificate certifying (i) the Certificate of Incorporation of the Company, (ii) the Bylaws of the Company,
(iii) the Director Consent approving the Investment Documents and the transactions contemplated under the Investment Documents and the articles of amendment described in Section 7.3 (iv) the Articles of Amendment and (v) certifying that such documents are true and correct copies of the originals and that such resolutions have not been amended or superseded, it being understood that Purchaser may rely on such certificate as thought it were a representation and warranty of the Company.

      7.7. Incumbency Certificate. Purchaser shall have received from the Company a certificate, dated the Closing Date, which such certificate shall be incorporated as part of the Secretary's Certificate, executed by one or more duly authorized officers thereof and giving the names and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of the Company, this Agreement and each of the Investment Documents to which the Company is or is to become a party, and the stock certificate evidencing the Preferred Shares and to give notices and to take other action on behalf of the Company under each of such documents.

      7.8 Opinion of Company Counsel. Purchaser shall have received from counsel to the Company, an opinion addressed to it, dated the Closing Date, substantially in the form attached hereto as Exhibit VIII, in a form acceptable to Purchaser.

      7.9 Investment Documents. The Company shall have executed and delivered each of the Investment Documents.

      7.10 Preferred Shares. The Company shall have delivered to Purchaser the duly executed certificate representing the Preferred Shares, being purchased by Purchaser at the Closing.

      7.11 Proceedings and Documents. All corporate and other proceedings taken by and all waivers and consents to be obtained by the Company in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to Purchaser whom shall have received all originals or certified copies of such documents it may reasonably request.

      7.12 Good Standing Certificates. The Company shall have delivered to Purchaser a certificate of recent date from the Secretary of State of the State of Florida with respect to the Company's and each Subsidiary's due incorporation, good standing, legal corporate existence, and due authorization to conduct business and, certificates from the Secretary of State in each jurisdiction in which the Company or any Subsidiary is required to be qualified to do business with respect to the Company's or such Subsidiary's good standing and due authorization to conduct business therein and payment of all qualification fees.

      7.13 No Material Adverse Change. There shall have occurred no material adverse change in the Company's consolidated business or financial condition since the date of the Company's most recent audited financial statements contained on the Disclosure Documents.

      7.14 Quotation. The Common Stock shall be quoted on the Pink Sheets.

      7.15 No Prohibition. There shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby or by the other Investment Documents.

      7.16 Resignations; Board of Directors. As of the Closing the Company shall have obtained resignation letters from Cozean and Michelson from their respective positions as executive officers and members of the Board of Directors of the Company, including any committees formed by the Board of Directors. In addition to the resignations from the Board of Directors from Cozean and Michelson, as of the Closing Date, the Company shall have obtained resignation letters from three additional members of the Board of Directors (other than the Incumbent Directors) so that as of the Closing, there shall be four (4) members of the Board of Directors, two (2) of which shall be the Purchaser's Directors and the remaining two shall be the Incumbent Directors. Following the effectiveness of the action approved by the shareholders pursuant to Section 6.1(d), the Purchaser may require the resignation of one of the Incumbent Directors, at its discretion, in order for its nominees to constitute a majority of the Board. At Closing, the Company and the resigning officers and directors shall execute mutual general releases releasing the resigning directors and officers from any and claims, provided, however, the releases between the Company and Cozean and Michelson shall be in the form attached to the Consulting Agreement and Repayment Agreement respectively and such other agreements and obligations as set forth in their respective releases. The Company shall also issue general releases to any Incumbent Director who resign in the future pursuant to Section 6.1(d)

      7.17 Cancellation of Series A Preferred Stock. The Company shall have caused the conversion of any issued and outstanding shares of preferred stock of the Company into shares of Common Stock, and shall cancel the current Series A Convertible Preferred Stock as set forth in the Certificate of Incorporation.

                                   SECTION 8.
                        CONDITIONS TO CLOSING OF COMPANY

      The Company's obligation to effect the Closing, including its obligation to issue and sell the Preferred Shares to be purchased at the Closing, is subject to the fulfillment to its satisfaction on or prior to the Closing Date of each of the following conditions:

      8.1. Representations and Warranties. The representations and warranties made by Purchaser pursuant to Section 5 hereof shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date.

      8.2. Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date shall have been so performed or complied with in all material respects.

      8.3. Investment Documents. Purchaser shall have executed and delivered each of the Investment Documents.

      8.4. Incumbency Certificate. The Company shall have received from Purchaser an incumbency certificate, dated the Closing Date, executed by one or more duly authorized officers thereof and giving the names and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of Purchaser, this Agreement and each of the Investment Documents to which such Purchaser is or is to become a party.

                                   SECTION 9.
                                  MISCELLANEOUS

      9.1. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regards to its conflict of law principles. Each of the parties hereto irrevocably consents to the jurisdiction and venue of any court within the State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons.

      9.2. Survival. The representations, warranties, covenants and indemnities made by the parties herein and in the Investment Documents shall survive the Closing notwithstanding any due diligence investigation made by or on behalf of the party seeking to rely thereon. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

      9.3. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the Company and Purchaser and each other person who shall become a registered holder of any Preferred Shares or any Conversion Shares, and, the respective successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that the Company may not assign its rights hereunder.

Purchaser may assign its rights under this Agreement without the consent of the Company to (a) any parent or wholly owned subsidiary of Purchaser or (b) any Affiliate of Purchaser that is, within the meaning of the Securities Act, controlling, controlled by or under common control with Purchaser, in each case at any time without the consent of the Company.

      9.4. Entire Agreement; Amendment. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersede all prior arrangements or understandings with respect thereto. Except as otherwise expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and Purchaser (or its successors or assigns).

      9.5. Notices, etc. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered either by hand, by messenger or by recognized overnight courier (with signature required), or sent via facsimile, addressed (a) if to Purchaser, 9 West 57th Street, New York, New York 10022, Attn: Edward Tobin, or at such other address as Purchaser shall have furnished to the Company in writing, with a copy to McLaughlin & Stern, LLP, 260 Madison Avenue, New York, NY 10016, Attn: Steven
W. Schuster, Esq., Fax (212) 448-0066, or (b) if to the Company, SurgiLight, Inc., 2100 Alafaya Trail, Suite 600, Orlando, FL 32826, Attn: Timothy Shea or at such other address as the Company shall have furnished to Purchaser in writing, with a copy to J. Bennett Grocock, Esq., 255 S. Orange Avenue, Suite 1201, Orlando, FL, Fax: (407) 425-0032. All notices and other communications given or made pursuant to this Agreement shall be deemed effectively given when actually received or when receipt is refused, it being understood by the parties that a confirmation of receipt for the addressee provided by a recognized overnight courier service shall constitute actual receipt by such addressee for purposes of such notice.

      9.6. Delays or Omissions. No delay or omission to exercise any right, power or remedy, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, Any waiver or approval of any kind or character must be made in writing.

      9.7. Fees and Expenses. The Company shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby, whether or not a closing takes place. On the Closing Date, Company will pay the reasonable legal fees and out-of-pocket expenses of Purchaser and counsel to Purchaser with respect to this Agreement, the other Investment Documents and the transactions contemplated hereby.

      9.8. Indemnification.

      (a) In case any one or more of the warranties or covenants set forth in this Agreement or any of the other Investment Documents shall have been breached by any party or any representation given by any party shall be untrue in breach of this Agreement, the non-breaching party may proceed to protect and enforce their rights either by suit in equity or by action at law, including, but not limited to, an action for damages as a result of any such breach or an action for specific performance of any such covenant contained in this Agreement. The non-breaching parties acting pursuant to this Section 9.8 shall be indemnified against all liability, loss or damage, together with all reasonable costs and expenses related thereto and the investigation of any such claims (including reasonable legal and accounting fees and expenses) in accordance with this Section 9.8; provided, however, that the breaching party's indemnity obligation contained in this Section 9.8 shall not apply to amounts paid in settlement of any such liabilities, losses or damages if such settlement is effected without the consent of the breaching party (which consent shall not be unreasonably withheld).

      (b) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in Section 9.8, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof.

      9.9. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

      9.10. Counterparts; Facsimiles. This Agreement, and the other Investment Documents, may be executed in any number of counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement.

      9.11. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Investment Documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Investment Document, this Agreement or such other Investment Document shall be construed as if drafted jointly by the parties thereto.

      IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

SURGILIGHT, INC.

By: /s/ Timothy Shea
    ------------------------------
    Name:  Timothy Shea
    Title:   President

GEM SURGLIGHT INVESTORS LLC
by GEM SURGILIGHT MANAGEMENT, LLC, its
MANAGING MEMBER

By: /s/ Edward Tobin
    ------------------------------
    Name: Edward Tobin
    Title: Member

                                   Schedule I

                       Schedule of Exceptions/Disclosures

Section 4.2 - Subsidiaries

The Company has no Subsidiaries.

Section 4.7 - Material Contracts

      1. Sanmina

      2. Alafaya Corporate and Public Storage

      3. KMOB Law Firm

      4. McKenna Long & Aldridge

      5. Business Law Group

      6. Richard L. Brown & Company

      7. Global Emerging Markets

      8. Lafollette Godfrey & Kahn

      9. Hogan & Hartson

Section 4.9 - Absence of Certain Changes

4.9(s) The Company received the following loans subsequent to September 30, 2006: (i) $25,505 from Collette Cozean, (ii) $17,009 from Dan Valente and (iii) the Transaction Expenses Loan.

Section 4.14 - Intellectual Property

4.14(a) - The Company's Intellectual Property consists of that which is attached as a schedule to the following agreements: (i) Assignment Agreement dated February 6, 2001 between the Company and JT Lin and (ii) Patent Assignment and License Agreement dated September 2000 between the Company and Premier Laser Systems, Inc.

4.14(c) - The Permitted Liens held by (i) Cozean and Michelson and (ii) KMOB.

4.14(e)

1. The Company is currently in litigation with J.T. Lin regarding a dispute over ownership to certain patents. The Company claims it owns these patents pursuant to a Proprietary Information and Inventions Agreement between Mr. Lin and the Company.

2. The Company believes that Anne Marie Hipsley may be infringing on its Intellectual Property.

Section 4.21 - Employees

Indemnity Agreement between the Company and J.T. Lin

Section 4.28 - Sarbanes-Oxley Act; Internal Controls and Procedures.

The Company is delinquent in filing reports of Forms 3, 4 & 5 for certain officers, directors and stockholders.

                                   Schedule II

                                 Capitalization

Schedule attached hereto.